EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-110149 and 333-128151 on Form S-8, Registration Statement No. 333-133910 on Form S-3, and Registration Statement No. 333-133911 on Form S-4 of our reports dated February 28, 2007, relating to the financial statements and financial statement schedule of LKQ Corporation and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment) and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of LKQ Corporation for the year ended December 31, 2006.

DELOITTE & TOUCHE LLP

Chicago, Illinois
February 28, 2007